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                                                                    EXHIBIT 99.1


We have received many thoughtful questions since our new policy was announced. We have posted answers to questions we were able to respond to quickly, and are researching several others that will require more time. Although the process is new, we have now received enough questions to develop a sense for questions we will not answer. Questions we will not answer fall into three categories:

               (1) Questions requiring a projection (i.e. earnings, loan volume, credit quality).
               (2) Questions inquiring about our mental state (i.e. How do you feel about credit quality?)
               (3) Question that have been previously answered.

Thank you for your questions thus far.

SELECT INQUIRES RECEIVED THROUGH AUGUST 16, 2004

1. WHAT COMPRISES THE 'OTHER INCOME' LINE ITEM AND WHAT WAS THE PRIMARY REASON FOR THE INCREASE IN 'OTHER INCOME'? WHAT WAS THE AMOUNT OF GAINS ON LEASES?

Other income includes monthly fees paid by our dealer-partners for access to CAPS (our Internet based origination system), premiums earned on our credit life insurance product, gains on operating leases at termination, dealer enrollment fees and fees charged to dealer-partners for other services like training and lead generation.

Other income increased, as a percentage of revenue, to 11.4 % and 12.3% for the three and six month periods ended June 30, 2004, from 10.0% and 11.3% for the same period of the prior year.

The increase is primarily due to an increase in monthly fees paid by dealer-partners for access to CAPS. CAPS fees are expected to increase proportionately with the active dealer-partner count. To a lesser extent, Other Income increased as a result of an increase in lease termination gains, dealer enrollment fees, and fees charged to dealer-partners for other products and services relating to our core program such as training and lead generation services.

Lease termination gains were $361,000 for the quarter, compared to $161,000 for the same period of 2003.

2. WHY DID THE AVERAGE CONTRACT SIZE DECLINE TO $12,500 FROM $12,900 IN THE FIRST QUARTER AND $13,000 IN THE SECOND QUARTER OF 2003?

The average contract size did not decline. The table in our earnings release included the following data regarding contract size:

                                  Three months ended June 30,             Six months ended June 30,
                              ----------------------------------      ---------------------------------
(Dollars in thousands)        2004          2003       % change       2004          2003       % change
                              ----          ----       --------       ----          ----       --------
Average loan size             12.5          12.5              -       12.5          12.1            3.5%



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We did, however, change the way we report this number. Reported loan originations previously included transactions that increased our loan balance but did not represent new loans. These transactions, the most common of which are late fees charged to existing loans, are now reported in a separate line item called Other fees, in Footnote 3 of our Financial Statements. Previously the reported average loan size was calculated by dividing the reported dollar amount of loan originations for the period, which included Other fees, by the number of loans for the period. Average loan sizes reported in the current period exclude Other fees. All prior period numbers reported in the current period have been reclassified to conform to the new presentation.

3. IN YOUR 10Q, YOU PREVIOUSLY HAD A SUMMARY OF THE CHANGES IN THE INVESTMENT IN OPERATING LEASES. WE NOTICED YOU DO NOT HAVE IT IN THE 2Q 10Q. WHY DID YOU DECIDE TO STOP PROVIDING THIS?

We dropped this disclosure based on materiality. Our net investment in operating leases has been reduced to $1.9 million. Our current projections show this amount to be recoverable.

4. IN THE CASH FLOW STATEMENT THERE IS A NEW LINE ITEM 'ACCELERATED PAYMENTS OF DEALER HOLDBACKS.' WHAT IS THIS?

We pay a portion of the dealer-holdback at the time a dealer-partner closes a pool of loans. To be eligible for this payment, dealers must meet certain criteria relating to the quality of their portfolio and the length of time that they have been on our program. The amount of the payment is based upon a formula that considers the forecasted collections of the pool of loans and the current advance balance.

Prior to 2004, these payments were included in Payments of dealer holdbacks in our cash flow statement.

5. WHY DID THE NUMBER OF LOANS PER ACTIVE DEALER DECLINE TO 19.2 LOANS FROM 21.8 LOANS IN THE SECOND QUARTER OF 2003?

The decline in loans per active dealer for the six-month period is the result of an increase in new dealer-partner enrollments. The decline in loans per active dealer-partner for the second quarter, compared to the same period in the prior year, is partially explained by an increase in new dealer-partner enrollments. The remainder of the decline in loans per active dealer-partner experienced in the second quarter is either related to overall market conditions, or is not fully understood at this stage.

To arrive at this conclusion, we performed the following analysis: First, we segmented active dealer-partners into groups according to how long they had been active on our program. We observed that loans per active dealer-partner increase over time. We also

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observed the percentage of dealers in the 0-1 year old and 1-2 year old segments were higher in 2004 than in 2003.

To calculate the impact, we recalculated average volume per dealer-partner in 2004 assuming the distribution by age group was the same as in 2003. The results are as follows:

                                                         2004

                                             Q1           Q2            YTD
                                            -----       ------         -----
Change in average volume per dealer-
partner (reported)                           -1.7%       -11.8%         -6.1%

Change in average volume per dealer-
partner (recalculated assuming same
dealer-partner age as 2003)                   3.3%        -6.9%         -1.1%



If the distribution by age group had not changed, we have reason to believe average volume per dealer-partner in Q1 would have been higher than in 2003. Although average volume per dealer-partner was negatively impacted by dealer age in Q2 as well, after adjusting for this variable we still observe a 6.9% decline compared to the same period in the prior year. We cannot explain the remaining decline with confidence. We noticed other companies in our industry, like CarMax and AutoNation, reported lower used vehicle sales volumes on a same store basis during their most recent quarters. CarMax attributed the decline to higher gas prices, interest rates and wholesale prices. These factors could have impacted our volumes as well.

The significance of the trend in average dealer-partner volumes will be more apparent at the end of the third quarter.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this document that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this document. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,


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     -    increased competition from traditional financing sources and from non-traditional lenders,

     -    the unavailability of funding at competitive rates of interest,

     - the Company's potential inability to continue to obtain third party financing on favorable terms,

     - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

     -    adverse changes in applicable laws and regulations,

     -    adverse changes in economic conditions,

     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     - the Company's potential inability to maintain or increase the volume of automobile loans,

     - an increase in the amount or severity of litigation against the Company,

     -    the loss of key management personnel,

     -    the effect of terrorist attacks and potential attacks, and

     - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.